EXHIBIT (a-12)

THE ALGER PORTFOLIOS

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger Portfolios (the “Trust”), a Trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated April 6, 1988, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on September 14, 2010, the Declaration of Trust is amended to designate CT Corporation System, 101 Federal Street, Boston, Massachusetts 02110, as the Trust’s resident agent.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 16th day of September, 2010.

/s/ Hal Liebes
Hal Liebes
Secretary

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	September 16, 2010

Then personally appeared the above, Hal Liebes, and acknowledged the foregoing instrument to be his free act and deed before me,

Notary Public
My Commission Expires: